Exhibit 99.1

February 20, 2014	FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642

Cabot Oil & Gas Corporation Announces Fourth Quarter and
Full-Year 2013 Financial and Operating Results

HOUSTON, February 20, 2014/PRNewswire/ — Cabot Oil & Gas Corporation (NYSE: COG) today reported its financial and operating results for the fourth quarter and full year ended December 31, 2013. Highlights for the full year include:

•                  Record production of 413.6 billion cubic feet equivalent (Bcfe), an increase of 55 percent over 2012

•                  Record cash flow from operations of $1.025 billion, an increase of 57 percent over 2012

•                  Record discretionary cash flow of $1.098 billion, an increase of 61 percent over 2012

•                  Net income of $279.8 million, or $0.67 per share, an increase of 112 percent over 2012 net income

•                  Net income excluding selected items of $298.1 million, or $0.71 per share, an increase of 115 percent over 2012 net income

•                  Total unit costs (including financing) of $3.03 per thousand cubic feet equivalent (Mcfe), an 18 percent improvement over 2012

•                  Total cash unit costs (including financing) of $1.28 per Mcfe, a 26 percent improvement over 2012

•                  $165 million of share repurchases funded primarily through non-core asset sales

Full-Year 2013 Financial Results

Equivalent production was 413.6 Bcfe in 2013, consisting of 394.2 billion cubic feet (Bcf) of natural gas and 3.2 million barrels of liquids production. These figures represent increases of 55 percent, 56 percent, and 34 percent, respectively, compared to 2012. “Our record production growth in 2013 was generated 100 percent organically through the drill-bit and results in a three-year compounded annual production growth rate of 47 percent,” stated Dan O. Dinges, Chairman, President, and Chief Executive Officer.

Cash flow from operations in 2013 was $1.025 billion, compared to $652.1 million in 2012. Discretionary cash flow was $1.098 billion in 2013, compared to $680.1 million in 2012. Higher equivalent production drove the year’s overall improvement, partially offset by lower realized natural gas and oil prices and increased absolute operating expenses associated with higher production. “Despite lower realized commodity prices, our cash flow growth in 2013 outpaced production growth as a result of continued decreases to our cost structure,” explained Dinges.

Net income was $279.8 million in 2013, or $0.67 per share, compared to $131.7 million, or $0.31 per share, in 2012. Excluding the effect of selected items (detailed in the table below), net income was $298.1 million, or $0.71 per share, in 2013, compared to $138.9 million, or $0.33 per share, in 2012.

Natural gas price realizations, including the effect of hedges, were $3.56 per thousand cubic feet (Mcf) in 2013, down 3 percent compared to 2012. Oil price realizations, including the effect of hedges, were $101.13 per barrel (Bbl), down 1 percent compared to 2012.

Total per unit costs (including financing) decreased to $3.03 per Mcfe in 2013, down 18 percent from $3.69 per Mcfe in the 2012. All operating expense categories decreased on a per unit basis relative to last year except for transportation and gathering expense, which increased from $0.54 per Mcfe in 2012 to $0.55 per Mcfe in 2013, primarily as a result of increased Marcellus production volumes, slightly higher transportation rates and new transportation agreements in the Marcellus. Cash unit costs (including financing) decreased to $1.28 per Mcfe in 2013, down 26 percent from $1.74 per Mcfe in the 2012.

During 2013, the Company received approximately $324 million of gross proceeds from previously announced non-core asset sales in the Mid-Continent and West Texas. These proceeds were used, in conjunction with cash flow from operations, to fund the Company’s $1.195 billion of capital expenditures and the Company’s $165 million of share repurchases.

“This past year was a tale of two halves regarding the outlook for Cabot’s natural gas price realizations, but in the end we met the challenge by delivering record-setting results for production, cash flow and reserves,” said Dinges. “The key for 2014 is to continue to maximize operating efficiencies and manage our price risk, which will allow Cabot to further improve on the past year’s record results.”

Fourth Quarter 2013 Financial Results

Production in the fourth quarter of 2013 was 121.9 Bcfe, consisting of 116.7 Bcf of natural gas and 869,000 barrels of liquids. These figures represent increases of 55 percent, 56 percent, and 34 percent, respectively, compared to the fourth quarter of 2012. “As a result of an exceptional quarter operationally by our team that included a record number of completed stages in the Marcellus, we were able to achieve the high end of our production growth expectations,” stated Dinges.

Cash flow from operations in the fourth quarter of 2013 was $257.9 million, compared to $197.0 million in the fourth quarter of 2012. Discretionary cash flow in the fourth quarter of 2013 was $284.5 million, compared to $223.7 million in the fourth quarter of 2012. Discretionary cash flow in the fourth quarter of 2013 included the impact of $34.2 million of current taxes associated with tax gains on the Mid-Continent and West Texas divestitures.

Net income in the fourth quarter of 2013 was $77.9 million, or $0.19 per share, compared to $40.9 million, or $0.10 per share, in the fourth quarter of 2012. Excluding the effect of selected items (detailed in the table below), net income was $74.4 million, or $0.18 per share, in the fourth quarter of 2013, compared to $57.1 million, or $0.14 per share, in the fourth quarter of 2012.

Natural gas price realizations, including the effect of hedges, were $3.44 per Mcf in the fourth quarter of 2013, down 12 percent compared to the fourth quarter of 2012. Oil price realizations, including the effect of hedges, were $95.57 per Bbl, down 9 percent compared to the fourth quarter of 2012.

Total per unit costs (including financing) decreased to $2.82 per Mcfe in the fourth quarter of 2013, down 13 percent from $3.25 per Mcfe in the fourth quarter of 2012. All operating expense categories decreased on a per unit basis relative to last year’s comparable quarter except for depreciation, depletion and amortization expense, which increased from $1.47 per Mcfe in the fourth quarter of 2012 to $1.49 per Mcfe in the fourth quarter of 2013, due to slightly higher amortization on our unproved properties. Cash unit costs (including financing) decreased to $1.19 per Mcfe in the fourth quarter of 2013, down 23 percent from $1.55 per Mcfe in the fourth quarter of 2012.

Fourth Quarter 2013 Operational Highlights

Marcellus Shale

Cabot continues to produce best-in-class results from its Marcellus Shale position in Susquehanna County, Pennsylvania. During the fourth quarter of 2013, the Company averaged 1,171 million cubic feet (Mmcf) per day of net Marcellus production, an increase of 67 percent over the prior year’s comparable quarter. “Our production growth in the Marcellus was quite remarkable, especially when considering we operated only five rigs in the play for the majority of the year,” commented Dinges. Marcellus cash unit costs in the fourth quarter of 2013 were $0.76 per Mcf, down 10 percent compared to the fourth quarter of 2012. A few highlighted well results from the quarter include:

•                  The previously announced ten-well pad completed with 170 fracture stimulation (frac) stages with an initial production (IP) rate of 201 Mmcf per day and a 30-day production rate of 168 Mmcf per day

•                  A four-well pad completed with 117 frac stages with an IP rate of 114 Mmcf per day and a 30-day production rate of 88 Mmcf per day, including two wells with an estimated ultimate recovery (EUR) over 25 Bcf

•                  A four-well pad completed with 95 frac stages with an IP rate of 100 Mmcf per day and a 30-day production rate of 84 Mmcf per day, including three wells with EURs over 20 Bcf

“Our increase in EURs from 13.9 Bcf for our 2012 program to 16.9 Bcf for our 2013 program, along with continued cost improvements, results in a before-tax rate of return in excess of 100 percent at wellhead prices of $3.00,” stated Dinges. “We anticipate drilling longer laterals on average in 2014 and look to continue to improve on our best-in-class well performance.”

Eagle Ford Shale

Cabot’s first four-well pad in the Eagle Ford came online during the fourth quarter and produced an average peak 24-hour rate per well of 885 barrels of oil equivalent (Boe) per day and an average 30-day rate per well of 582 Boe per day. Based on the realized cost savings of approximately $500,000 per well from pad-drilling efficiencies, the before-tax rate of return for the pad is over 50 percent.

The Company also recently turned-in-line its longest lateral well (8,708’) in the Eagle Ford, which was completed with 31 frac stages. The well has produced a peak 24-hour rate of 1,344 Boe per day (92% oil) and an average 20-day rate of 1,010 Boe per day. Currently, the Company is completing its first six-well pad, which includes four wells with lateral lengths of approximately 8,000’. The six-well pad is expected to provide approximately $600,000 of cost savings per well.

Financial Position and Liquidity

As of December 31, 2013, the Company’s net debt to adjusted capitalization ratio was 33.8 percent, compared to 33.2 percent at December 31, 2012 (detailed in the table below). The Company’s total debt was $1,147 million, of which $460 million is outstanding under the Company’s credit facility. Total lender commitments under the Company’s credit facility are $1.4 billion, with $939 million of available credit under its facility at December 31, 2013.

Hedging Update

The Company currently has approximately 1.2 Bcf per day of natural gas volumes hedged for 2014 at a weighted average floor of $4.11 per Mcf, including approximately 100 Mmcf per day on Dominion and approximately 100 Mmcf per day on Columbia. “By adding approximately 200 Mmcf per day of hedges on regional Marcellus indices for the balance of the year, we have locked in protection against volatility in regional basis differentials,” explained Dinges. Additionally, the Company recently added hedges to cover 2,000 barrels of oil per day for the remainder of 2014 at a fixed price of $97.00 per barrel.

2014 Capital Budget and Production Guidance

The Company is maintaining its Marcellus rig count at six rigs for 2014 and will continue to monitor regional natural gas prices before making a decision on further acceleration in 2014. Maintaining the Marcellus rig count at six rigs will reduce the 2014 capital budget from $1.375 to $1.475 billion to $1.3 to $1.4 billion, without affecting the previously announced levels of absolute production for the year due to the Company’s improved well performance and its current backlog of over 1,000 stages waiting to be placed on production. Production guidance for 2014 (originally issued on September 26, 2013) remains unchanged at 519 Bcfe to 598 Bcfe, which was predicated on 30 to 50 percent production growth on the mid-point of 2013 guidance at the time of issuance.  Due to record production growth in 2013 that exceeded expectations and the impact of 2013 asset sales, the production guidance for the year now implies annual growth of 25 to 45 percent.

“We are well-positioned to navigate through this market in 2014 and provide another year of significant growth in production, cash flow and reserves, due to our increased hedge position and our increased well performance and improving cost structure, both of which result in higher rates of return despite lower realized prices,” added Dinges.

First Quarter 2014 Outlook

During the first quarter of 2014, Cabot has seen its daily volumes fluctuate as a result of unscheduled downtime, which is primarily attributable to severe winter weather. “Due to these events, as well as our move to pad-drilling creating longer spud-to-sales durations for larger, multi-well pads, we anticipate relatively flat production levels for the first half of the year, similar to 2013,” said Dinges. “On the pricing side, while we have experienced strong NYMEX prices this winter, regional differentials remain wider than originally expected. Through the first two months of the year, our Marcellus natural gas price realizations, before the effect of hedges, have been between $0.60 and $0.65 below NYMEX settlement prices. Despite these wider than anticipated differentials, based on the current NYMEX strip prices for the remainder of 2014, our implied rate of return on a typical Marcellus well would be over 200 percent.”

Conference Call

A conference call is scheduled for Friday, February 21, 2014, at 9:30 a.m. Eastern Time to discuss fourth quarter and full-year 2013 financial and operating results. To access the live audio webcast, please visit the Investor Relations section of the Company’s website at www.cabotog.com. A replay of the call will also be available on the Company’s website. The latest financial guidance, including the Company’s hedge positions, is also available in the Investor Relations section of the Company’s website.

Cabot Oil & Gas Corporation, headquartered in Houston, Texas is a leading independent natural gas producer, with its entire resource base located in the continental United States. For additional information, visit the Company’s homepage at www.cabotog.com.

The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs, and other factors detailed in the Company’s Securities and Exchange Commission filings.

FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642

OPERATING DATA

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
PRODUCED NATURAL GAS (Bcf) & LIQUIDS (Mbbl)
Natural Gas
Appalachia	111.8	68.5	372.9	226.6
Other	4.9	6.3	21.3	26.6
Total	116.7	74.8	394.2	253.2

Crude/Condensate/NGL	869	647	3,221	2,407

Equivalent Production (Bcfe)	121.9	78.8	413.6	267.7

PRICES (1)
Average Produced Gas Sales Price ($/Mcf)
Appalachia	$3.47	$4.03	$3.60	$3.80
Other	$2.78	$2.63	$3.00	$2.61
Total	$3.44	$3.91	$3.56	$3.67

Average Crude/Condensate Price ($/Bbl)	$95.57	$105.40	$101.13	$101.65

WELLS DRILLED
Gross	47	66	181	170
Net	43	36	154	118
Gross success rate	100%	99%	98%	98%

(1)  These realized prices include the realized impact of derivative instrument settlements.

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Realized Impacts to Gas Pricing	$0.16	$0.55	$0.13	$0.89
Realized Impacts to Oil Pricing	$1.63	$9.49	$1.48	$5.00

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Operating Revenues
Natural gas	$401,177	$293,911	$1,405,262	$933,640
Crude oil and condensate	71,328	62,616	291,418	227,933
Brokered natural gas	10,148	10,174	36,450	34,005
Other	4,810	3,178	13,148	8,968
	487,463	369,879	1,746,278	1,204,546
Operating Expenses
Direct operations	39,458	33,348	140,856	118,243
Transportation and gathering	69,817	45,482	229,489	143,309
Brokered natural gas	8,930	8,122	29,936	28,502
Taxes other than income	8,462	9,001	43,045	48,874
Exploration	5,721	7,928	18,165	37,476
Depreciation, depletion and amortization	182,030	115,984	651,052	451,405
General and administrative (excluding stock-based compensation)	11,735	17,919	52,783	87,728
Stock-based compensation (1)	10,862	10,070	51,823	33,511
	337,015	247,854	1,217,149	949,048
Gain / (loss) on sale of assets	16,750	(16,407)	21,351	50,635
Income from Operations	167,198	105,618	550,480	306,133
Interest expense and other	16,190	16,662	64,942	68,293
Income before income taxes	151,008	88,956	485,538	237,840
Income tax expense (2)	73,062	48,089	205,765	106,110
Net Income	$77,946	$40,867	$279,773	$131,730
Earnings per share - Basic	$0.19	$0.10	$0.67	$0.31
Weighted average common shares outstanding	418,774	419,700	420,188	419,075

(1)   Includes the impact of the Company's performance share awards, restricted stock, stock appreciation rights and expense associated with the Supplemental Employee Incentive Plan.

(2)   Includes the impact of incremental income tax expense due to an increase in state tax rates used in establishing deferred income taxes. In the fourth quarter of 2013 and 2012, the Company recorded incremental income tax expense of $15.2 million and $13.6 million, respectively.

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(In thousands)

	December 31,	December 31,
	2013	2012
Assets
Current assets	$378,899	$270,310
Properties and equipment, net	4,546,227	4,310,977
Other assets	55,954	35,026
Total assets	$4,981,080	$4,616,313

Liabilities and Stockholders’ Equity
Current liabilities	$407,905	$444,139
Long-term debt	1,147,000	1,012,000
Deferred income taxes	1,067,912	882,672
Other liabilities	153,661	146,055
Stockholders’ equity	2,204,602	2,131,447
Total liabilities and stockholders’ equity	$4,981,080	$4,616,313

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(In thousands)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Cash Flows From Operating Activities
Net income	$77,946	$40,867	$279,773	$131,730
Deferred income tax expense	31,145	38,215	138,380	80,929
(Gain) / loss on sale of assets	(16,750)	16,407	(21,351)	(50,635)
Exploration expense	1	1,882	808	14,000
Unrealized (gain) / loss on derivative instruments	—	45	—	494
Income charges not requiring cash	192,135	126,303	700,608	503,542
Changes in assets and liabilities	(26,627)	(26,738)	(73,692)	(27,967)
Net cash provided by operations	257,850	196,981	1,024,526	652,093

Cash Flows From Investing Activities
Capital expenditures	(351,211)	(258,779)	(1,194,739)	(927,977)
Proceeds from sale of assets	308,327	36,586	323,501	169,326
Restricted cash	(28,094)	—	(28,094)	—
Investment in equity method investment	(10,251)	(2,375)	(18,875)	(6,863)
Net cash used in investing	(81,229)	(224,568)	(918,207)	(765,514)

Cash Flows From Financing Activities
Net increase (decrease) in debt	(15,000)	25,000	60,000	137,000
Treasury stock repurchases	(164,634)	—	(164,634)	—
Dividends paid	(8,402)	(4,196)	(25,232)	(16,757)
Stock-based compensation tax benefit	9,629	—	18,913	—
Capitalized debt issuance cost	(2,750)	—	(2,750)	(5,005)
Other	4	18	48	(992)
Net cash provided by (used in) financing	(181,153)	20,822	(113,655)	114,246

Net increase (decrease) in cash and cash equivalents	$(4,532)	$(6,765)	$(7,336)	$825

Selected Item Review and Reconciliation of Net Income and Earnings Per Share

(In thousands, except per share amounts)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
As reported - net income	$77,946	$40,867	$279,773	$131,730
Reversal of selected items, net of tax:
(Gain) / loss on sale of assets	(10,070)	10,090	(12,867)	(30,940)
Stock-based compensation expense	6,530	6,130	31,231	20,476
Pension expense(1)	—	—	—	12,294
Unrealized (gain) / loss on derivative instruments	—	27	—	302
Pennsylvania impact fee (2)	—	—	—	5,067
Net income excluding selected items	$74,406	$57,114	$298,137	$138,929
As reported - earnings per share	$0.19	$0.10	$0.67	$0.31
Per share impact of reversing selected items	(0.01)	0.04	0.04	0.02
Earnings per share including reversal of selected items	$0.18	$0.14	$0.71	$0.33
Weighted average common shares outstanding	418,774	419,700	420,188	419,075

(1)   On July 28, 2010, the Company notified its employees of its plan to terminate its qualified pension plan effective September 30, 2010. This amount represents pension expense related to the plan termination, including settlement costs and related expenses. Final distribution of the qualified pension plan occurred in the second quarter 2012. Pension expense is included in general and administrative expense in the Consolidated Statement of Operations.

(2)   In February 2012, the Pennsylvania state legislature authorized the assessment of an impact fee on Marcellus Shale production. This amount represents the initial year accrual related to our 2011 and prior wells. Expenses associated with the impact fee are included in taxes other than income in the Consolidated Statement of Operations.

Discretionary Cash Flow Calculation and Reconciliation

(In thousands)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Discretionary Cash Flow
As reported - net income	$77,946	$40,867	$279,773	$131,730
Plus / (less):
Deferred income tax expense	31,145	38,215	138,380	80,929
(Gain) / loss on sale of assets	(16,750)	16,407	(21,351)	(50,635)
Exploration expense	1	1,882	808	14,000
Unrealized (gain) / loss on derivative instruments	—	45	—	494
Income charges not requiring cash	192,135	126,303	700,608	503,542
Discretionary Cash Flow	284,477	223,719	1,098,218	680,060
Changes in assets and liabilities	(26,627)	(26,738)	(73,692)	(27,967)
Net cash provided by operations	$257,850	$196,981	$1,024,526	$652,093

Net Debt Reconciliation

(In thousands)

	December 31,	December 31,
	2013	2012

Current portion of long-term debt	$—	$75,000
Long-term debt	$1,147,000	$1,012,000
Total debt	$1,147,000	$1,087,000
Stockholders’ equity	2,204,602	2,131,447
Total Capitalization	$3,351,602	$3,218,447

Total debt	$1,147,000	$1,087,000
Less: Cash and cash equivalents	(23,400)	(30,736)
Net Debt	$1,123,600	$1,056,264

Net debt	$1,123,600	$1,056,264
Stockholders’ equity	2,204,602	2,131,447
Total Adjusted Capitalization	$3,328,202	$3,187,711

Total debt to total capitalization ratio	34.2%	33.8%
Less: Impact of cash and cash equivalents	0.4%	0.6%
Net Debt to Adjusted Capitalization Ratio	33.8%	33.2%